EXHIBIT 12



                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (unaudited)

                                                                    Years Ended December 31,

                                       -----------------------------------------------------------------------------
                                            1999            1998             1997             1996             1995
                                           ------          ------           ------           ------           ------
                                                                           (Dollar amounts in millions)

Fixed charges:
    Interest and debt expense......        $456.2          $382.2           $354.4           $314.2           $307.5
    One-third of rent expense......          23.2            24.2             23.8              8.7              8.6
                                           ------          ------           ------           ------           ------
        Total......................        $479.7          $406.4           $378.2           $322.9           $316.1
                                           ======          ======           ======           ======           ======


Earnings:
    Income from continuing
       operations before income
       taxes ......................        $235.3          $212.4           $192.5           $221.0           $222.8
    Fixed charges..................         479.7           406.4            378.2            322.9            316.1

                                           ------          ------           ------           ------           ------
        Total......................        $715.0          $618.8           $570.7           $543.9           $538.9
                                           ======          ======           ======           ======           ======


    Ratio of earnings to fixed
       charges.....................          1.49            1.52             1.51             1.68             1.70
                                             ====            ====             ====             ====             ====